August 2, 2006

The Board of Trustees
Oppenheimer Absolute Return Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase  3,333.33 Class A shares Oppenheimer  Absolute Return Fund (the "Fund"),  at a net asset value per share of $30.00 for such class, for an aggregate purchase price of $100,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                                  Very truly yours,

                                                  OppenheimerFunds, Inc.

                                                  By: /s/ Robert G. Zack
                                                      __________________________
                                                      Robert G. Zack
                                                      Executive Vice President
                                                      and General Counsel